EXHIBIT 4.5

                                                   November 9, 1994

          S-3, Inc.
          Michael W. Simpson
          Gerald H. Simpson
          Hatton W. Simpson

          c/o S-3, Inc.
          1122 W. Fifth Street
          Tyler, Texas 75701-3834

          Ladies and Gentlemen:

                    Reference is hereby made to the Agreement of Purchase and Sale dated as of August 23, 1994 (the "Purchase Agreement") between S-3, Inc., a closely held Texas corporation d/b/a Drug-Sav Discount Drugstores ("Drug-Sav") and Eckerd Corporation (the "Company"). Pursuant to the Purchase Agreement, the Company will deliver to Drug-Sav 303,060 shares (the "Shares") of its Common Stock, par value $.01 per share, and will file with the Securities and Exchange Commission (the "Commission") a shelf registration statement (the "Shelf Registration Statement") which will permit the public offering and sale of the Shares by the Selling Stockholders (as defined below). Pursuant to the Purchase Agreement, it is contemplated that Drug-Sav may distribute the Shares to each of its individual shareholders named above or to a qualified liquidating trust by August 30, 1995 (Drug-Sav, together with its distributees, transferees, pledgees (other than the Company), donees, or other successors in interest, the "Selling Stockholders").

                    In recognition of the foregoing and in
          consideration of the mutual promises and undertakings contained herein, the parties hereto agree as follows:

                    (1) The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective for a period of two years from the date such Shelf Registration Statement is declared effective by the Commission or such shorter period that will terminate when all the Shares covered by such Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement (in any such case, such period being called the "Shelf Registration Period").

                    (2) The Company shall furnish to each Selling Stockholder, without charge, as many copies of the final prospectus which constitutes a part of the Shelf Registration Statement, together with any supplements or amendments thereto (as so amended or supplemented, the "Prospectus"), as reasonably requested by the Selling Stockholders in order to facilitate the public offering and sale of the Shares.

                    (3)  The Company shall promptly notify the
          Selling Stockholders in writing at the address set forth above at any time during the Shelf Registration Period, of the happening of any event that comes to the Company's attention if as a result of such event the Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall prepare and furnish to the Selling Stockholders a supplement or amendment to the Prospectus so that, as thereafter delivered to the purchasers of the Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that if such supplement or amendment would require the disclosure of material information which the Company has a business purpose for preserving as confidential, the Company may delay preparing such supplement or amendment until the Company determines to disclose such information to the public.

                    (4) The Selling Stockholders agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (3) above, the Selling Stockholders will immediately discontinue the disposition of Shares pursuant to the Shelf Registration Statement until the Selling Stockholders receive (a) copies of the supplemented or amended Prospectus contemplated by paragraph (3) above or
          (b) advice in writing from the Company that the Selling Stockholders may resume use of the Prospectus, and, if so requested by the Company in the written notice, the Selling Stockholders agree to deliver to the Company (at the Company's expense) all copies (including, without limitation, any and all drafts) then in their possession, of the Prospectus.

                    (5)  During the time period that the stock
          certificates representing the Shares are held by the Selling Stockholders and bear a restrictive legend, the Company shall use all reasonable efforts to assist the Selling Stockholders in effecting transfers of all or any part of the Shares (by way of example, providing appropriate legal opinions to the Company's transfer agent), provided, however, that in no event shall the Company be required to purchase the Shares or act as a broker or agent in connection with any such transfer. If the restrictive legend results in a cost of charge being assessed against the Selling Stockholders solely as a result of such legend, the Company will indemnify the Selling Stockholders for such cost or charge which is assessed against the Selling Stockholders solely in connection with such legend. If, in connection with a proposed transfer of Shares, the Selling Stockholders are required to indemnify a broker or purchaser of the Shares solely because of the restrictive legend, the Company will indemnify the Selling Stockholders for liability incurred by them thereunder to the extent such liability arises solely because of the legend.

                    (6) This Letter Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the conflicts of laws rules thereof.

                    (7) This Letter Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

                    (8)  This Letter Agreement shall be binding
          upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and transferees.

                    (9) This Letter Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                    Please indicate your acceptance of this Letter Agreement by signing and returning the five enclosed copies of this Letter Agreement to Robert E. Lewis, Esquire, Eckerd Corporation, 8333 Bryan Dairy Road, Largo, Florida 34647 as soon as possible. The Company, by signing this Letter Agreement, confirms its agreement to the terms stated herein, and will furnish each of you a fully executed original of this Letter Agreement as soon as practicable.

                                   Very truly yours,

                                   ECKERD CORPORATION

                                   By:  /s/ Samuel G. Wright
                                      Name:  Samuel G. Wright
                                      Title: Senior Vice President/Finance

          Accepted and agreed to as of this
          10th day of November, 1994

          S-3, INC.

          By:  /s/ M. W. Simpson
             Name: M. W. Simpson
             Title: President

          OTHER SELLING STOCKHOLDERS:

          By:   /s/ Michael W. Simpson
             Name: Michael W. Simpson

          By:  /s/ Hatton W. Simpson
             Name: Hatton W. Simpson

          By:  /s/ Gerald H. Simpson
             Name: Gerald H. Simpson